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                       AMENDED AND RESTATED
                ACCOUNTING AND BOOKKEEPING AGREEMENT

     This Agreement is made this 3rd day of August, 1999, by and between Stein Roe Floating Rate Limited Liability Company, a Massachusetts business trust, (hereinafter referred to as the "Fund") and Stein Roe & Farnham Incorporated ("Stein Roe"), a Delaware corporation.

1. Appointment. The Fund hereby appoints Stein Roe to act as its agent to perform the services described herein with respect to the Fund. Stein Roe hereby accepts appointment as the Fund's agent and agrees to perform the services described herein.

2.  Accounting.

    (a) Pricing. Stein Roe shall value all securities and other assets of the Fund, and compute the net asset value per share of the Fund, at such times and dates and in the manner and by such methodology as is specified in the then currently effective prospectus and statement of additional information for the Fund, and pursuant to such other written procedures or instructions furnished to Stein Roe by the Fund. To the extent procedures or instructions used to value securities or other assets of the Fund under this Agreement are at any time inconsistent with any applicable law or regulation, the Fund shall provide Stein Roe with written instructions for valuing such securities or assets in a manner which the Fund represents to be consistent with applicable law and regulation.

    (b) Net Income. Stein Roe shall calculate with such frequency as the Fund shall direct, the net income of the Fund for dividend purposes and on a per share basis. Such calculation shall be at such times and dates and in such manner as the Fund shall instruct Stein Roe in writing. For purposes of such calculation, Stein Roe shall not be responsible for determining whether any dividend or interest accruable to the Fund is or will be actually paid, but will accrue such dividend and interest unless otherwise instructed by the Fund.

    (c) Capital Gains and Losses. Stein Roe shall calculate gains or losses of the Fund from the sale or other disposition of assets as the Fund shall direct.

    (d) Yields. At the request of the Fund, Stein Roe shall compute yield for the Fund for such periods and using such formula as shall be instructed by the Fund.

    (e) Communication of Information. Stein Roe shall provide the Fund, the Fund's transfer agent and such other parties as directed by the Fund with the net asset value per share, the net income per share and yields for the Fund at such time and in such manner and format and with such frequency as the parties mutually agree.

    (f) Information Furnished by the Fund. The Fund shall furnish Stein Roe with any and all instructions, explanations, information, specifications and documentation deemed necessary by Stein Roe in the performance of its duties hereunder, including, without limitation, the amounts and/or written formula for calculating the amounts, and times of accrual of liabilities and expenses of the Fund. The Fund shall also at any time and from time to time furnish Stein Roe with bid, offer and/or market values of securities owned by the Fund if the same are not available to Stein Roe from a pricing or similar service designated by the Fund for use by Stein Roe to value securities or other assets. Stein Roe shall at no time be required to commence or maintain any utilization of, or subscriptions to, any such service which shall be the sole responsibility and expense of the Fund.

3.  Recordkeeping.

    (a) Stein Roe shall, as agent for the Fund, maintain and keep current and preserve the general ledger and other accounts, books, and financial records of the Fund relating to activities and obligations under this Agreement in accordance with the applicable provisions of
        Section 31(a) of the General Rules and Regulations under the Investment Company Act of 1940, as amended (the "Rules").

    (b) All records maintained and preserved by Stein Roe pursuant to this Agreement which the Fund is required to maintain and preserve in accordance with the Rules shall be and remain the property of the Fund and shall be surrendered to the Fund promptly upon request in the form in which such records have been maintained and preserved.

    (c) Stein Roe shall make available on its premises during regular business hours all records of the Fund for reasonable audit, use and inspection by the Fund, its agents and any regulatory agency having authority over the Fund.

4.  Instructions, Opinion of Counsel, and Signatures.

    (a) At any time Stein Roe may apply to a duly authorized agent of the Fund for instructions regarding the Fund, and may consult counsel for the Fund or its own counsel, in respect of any matter arising in connection with this Agreement, and it shall not be liable for any action taken or omitted by it in good faith in accordance with such instructions or with the advice or opinion of such counsel. Stein Roe shall be protected in acting upon any such instruction, advice, or opinion and upon any other paper or document delivered by the Fund or such counsel believed by Stein Roe to be genuine and to have been signed by the proper person or persons and shall not be held to have notice of any change of authority of any officer or agent of the Fund, until receipt of written notice thereof from the Fund.

    (b) Stein Roe may receive and accept a certified copy of a vote of the Board of Trustees of the Fund as conclusive evidence of (i) the authority of any person to act in accordance with such vote or (ii) any determination or any action by the Board of Trustees pursuant to its Agreement and Declaration of Fund as described in such vote, and such vote may be considered as in full force and effect until receipt by Stein Roe of written notice to the contrary.

5. Compensation. The Fund shall reimburse Stein Roe for any and all out-of-pocket expenses and charges in performing services under this Agreement. For the services provided under this Agreement, the Fund shall pay Stein Roe an annual fee, calculated and paid monthly, equal to $25,000 plus .0025 percent per annum of the average daily net assets in excess of $50 million. Such fee shall be paid within thirty days after receipt of monthly invoice. Stein Roe shall invoice the Fund as soon as practicable after the end of each calendar month, and the Fund shall promptly pay Stein Roe the invoiced amount.

6. Confidentiality of Records. Stein Roe agrees not to disclose any information received from the Fund to any other client of Stein Roe or to any other person except its employees and agents, and shall use its best efforts to maintain such information as confidential. Upon termination of this Agreement, Stein Roe shall return to the Fund all records in the possession and control of Stein Roe related to the Fund's activities, other than Stein Roe's own business records, it being also understood and agreed that any programs and systems used by Stein Roe to provide the services rendered hereunder will not be given to the Fund.

7.  Liability and Indemnification.

    (a) Stein Roe shall not be liable to the Fund for any action taken or thing done by it or its employees or agents on behalf of the Fund in carrying out the terms and provisions of this Agreement if done in good faith and without negligence or misconduct on the part of Stein Roe, its employees or agents.

    (b) The Fund shall indemnify and hold Stein Roe, and its controlling persons, if any, harmless from any and all claims, actions, suits, losses, costs, damages, and expenses, including reasonable expenses for counsel, incurred by it in connection with its acceptance of this Agreement, in connection with any action or omission by it or its employees or agents in the performance of its duties hereunder to the Fund, or as a result of acting upon instructions believed by it to have been executed by a duly authorized agent of the Fund or as a result of acting upon information provided by the Fund in form and under policies agreed to by Stein Roe and the Fund, provided that: (i) this indemnification shall not apply to actions or omissions constituting negligence or misconduct on the part of Stein Roe or its employees or agents, including but not limited to willful misfeasance, bad faith, or gross negligence in the performance of their duties, or reckless disregard of their obligations and duties under this Agreement; and (ii) Stein Roe shall give the Fund prompt notice and reasonable opportunity to defend against any such claim or action in its own name or in the name of Stein Roe.

    (c) Stein Roe shall indemnify and hold harmless the Fund from and against any and all claims, demands, expenses and liabilities which the Fund may sustain or incur arising out of, or incurred because of, the negligence or misconduct of Stein Roe or its agents or contractors, or the breach by Stein Roe of its obligations under this Agreement, provided that: (i) this indemnification shall not apply to actions or omissions constituting negligence or misconduct on the part of the Fund or its other agents or contractors and (ii) the Fund shall give Stein Roe prompt notice and reasonable opportunity to defend against any such claim or action in its own name or in the name of the Fund.

8. Further Assurances. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

9. Dual Interests. It is understood and agreed that some person or persons may be trustees, officers, or shareholders of both the Fund and Stein Roe, and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided by specific provision of applicable law.

10. Amendment and Termination. This Agreement may be modified or amended from time to time, or terminated, by mutual agreement between the parties hereto and may be terminated by at least one hundred eighty (180) days' written notice given by one party to the other. Upon termination hereof, the Fund shall pay to Stein Roe such compensation as may be due from it as of the date of such termination, and shall reimburse Stein Roe for its costs, expenses, and disbursements payable under this Agreement to such date. In the event that, in connection with termination, a successor to any of the duties or responsibilities of Stein Roe hereunder is designated by the Fund by written notice to Stein Roe, Stein Roe shall promptly upon such termination and at the expense of the Fund, deliver to such successor all relevant books, records, and data established or maintained by Stein Roe under this Agreement and shall cooperate in the transfer of such duties and responsibilities, including provision, at the expense of the Fund, for assistance from Stein Roe personnel in the establishment of books, records, and other data by such successor.

11. Assignment. Any interest of Stein Roe under this Agreement shall not be assigned or transferred either voluntarily or involuntarily, by operation of law or otherwise, without prior written notice to the Fund.

12. Use of Affiliated Companies and Subcontractors. In connection with the services to be provided by Stein Roe under this Agreement, Stein Roe may, to the extent it deems appropriate, and subject to compliance with the requirements of applicable laws and regulations and upon receipt of approval of the Trustees, make use of (i) its affiliated companies and their directors, trustees, officers, and employees and (ii) subcontractors selected by Stein Roe, provided that Stein Roe shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided by this Agreement. All costs and expenses associated with services provided by any such third parties shall be borne by Stein Roe or such parties.

13. Notice. Any notice under this Agreement shall be in writing, addressed and delivered or sent by registered mail, postage prepaid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other parties, it is agreed that the address of the Fund and Stein Roe is One South Wacker Drive, Chicago, Illinois 60606,
Attention:  Secretary.

14. Non-Liability of Trustees and Shareholders. Any obligation of the Fund hereunder shall be binding only upon the assets of the Fund, as provided in the Agreement and Declaration of Fund of the Fund, and shall not be binding upon any trustee, officer, employee, agent or shareholder of the Fund. Neither the authorization of any action by the Trustees or the shareholders of the Fund, nor the execution of this Agreement on behalf of the Fund shall impose any liability upon any trustee or any shareholder. Nothing in this Agreement shall protect any trustee against any liability to which such trustee would otherwise be subject by willful misfeasance, bad faith or gross negligence in the performance of his duties, or reckless disregard of his obligations and duties under this Agreement.

15. References and Headings. In this Agreement and in any such amendment, references to this Agreement and all expressions such as "herein," "hereof," and "hereunder," shall be deemed to refer to this Agreement as amended or affected by any such amendments. Headings are placed herein for convenience of reference only and shall not be taken as part hereof or control or affect the meaning, construction or effect of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

16. Governing Law. This Agreement shall be governed by the laws of the State of Illinois.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

                               STEIN ROE FLOATING RATE LIMITED
                               LIABILITY COMPANY

Attest:                        By: THOMAS W. BUTCH
                                   Thomas W. Butch
NICOLETTE D. PARRISH               President
Nicolette D. Parrish
Assistant Secretary

                               STEIN ROE & FARNHAM INCORPORATED


                               By: THOMAS W. BUTCH
Attest:                            Thomas W. Butch
                                   President, Mutual Funds
NICOLETTE D. PARRISH                 Division
Nicolette D. Parrish
Assistant Secretary